Decision is part of long-term succession plan

Klein Named President and CEO of National Beef

Tim Klein has been named President and Chief Executive Officer (CEO) of National Beef Packing Company, LLC, (National Beef) and has been appointed to the Board of Managers of the company. Tim has served as National Beef President and Chief Operating Officer since 1997. John Miller, who has been the CEO of National Beef for the past seventeen years, will take on a new role as a consultant to the company and will retain his position on the Board of Managers.

“We have had a succession plan in place for years which included the continued development of our management staff to fulfill the leadership needs of an ever changing and growing company,” Steve Hunt, CEO of U.S. Premium Beef, LLC, and chairman of the Board of Managers of National Beef, explained in making the announcement. “We are fortunate to have the depth of experience and expertise within our company that makes it possible to plan for succession from within.

“John and Tim have been extraordinary founders and leaders of our company,” Hunt added. “Their accomplishments and the accomplishments of all of our employees are unparalleled in the industry.”

“I am excited to have this opportunity and I am confident this transition aligns our company to meet the challenges we face in our industry while continuing to build on the growth and successes we have achieved,” Klein added. “I have been fortunate to work with John these past 17 years, during which time National Beef saw extraordinary growth and profitability. I look forward to drawing on his expertise as we continue to pursue our vision for the company.”

“This is a tremendous opportunity for our company to transition its management leadership to best position National Beef to compete in the world market for high quality, value-added beef products,” Miller noted. “The experience Tim brings is widely recognized in our industry. Having him lead National Beef should assure our cattle suppliers and beef customers that National Beef will maintain the commitment it has always had to meet their needs in the future.”w

Unitholders Can Put FY 2010 Delivery Rights on Lease List Starting Aug. 17

USPB will begin accepting requests from unitholders to lease out fiscal year 2010 delivery rights on August 17, 2009. If you want to have USPB assist you in leasing out your delivery rights during fiscal year 2010, please contact our office for a Delivery Authorization form to put them on the lease list.w

Two Board positions up for re-election

USPB Annual Meeting Set For Kansas City

U.S. Premium Beef’s fiscal year 2009 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton (located at 8801 NW 112th Street) on December 9. In addition to reports from CEO Steve Hunt on USPB’s fiscal year results, attendees will hear from National Beef CEO Tim Klein on the company’s results.

This year, two positions on USPB’s Board of Directors will be up for election. USPB Board Vice-Chairman John Fairleigh, Scott City, KS, and Board Secretary Duane Ramsey, Scott City, KS, currently hold Even Slot positions. John Fairleigh has announced that he will not run for another term. Duane Ramsey will seek re-election for another three year term.

Even Slot unitholders who want information on becoming a candidate for USPB’s Board should contact Nominating Committee Chairwoman Mary

...continued on page 2

All unitholders must have current schedule on file every year

Fiscal Year 2010 Delivery Schedules Due August 15

USPB unitholders who want to make changes to their fiscal year 2010 delivery schedule are asked to complete their new delivery schedule and return it to our office by August 15. USPB mailed new Odd Slot Delivery Period Preference Forms (delivery schedule) to Odd Slot deliverers on July 31.

If you do not want to make changes from your fiscal year 2009 delivery schedule, no action is required on your part. As a reminder, USPB is required to have a current delivery schedule from every Odd Slot deliverer on file each year. USPB will use your fiscal year 2009 delivery schedule as your current schedule for fiscal year 2010 if you elect not to make changes from last year’s schedule.

USPB will not accept cattle or lease delivery rights owned by Odd Slot deliverers until a current deliv‑

...continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

BENCHMARK DATA TABLE
Base Grid Cattle Harvested in KS Plants 6/28/09 to 7/25/09
	(Numbers in Percent)	Base Grid
		All	Top 25%
	Yield	64.22	64.60
	Prime	2.58	4.36
	CH & PR	70.49	82.19
	CAB	21.16	30.72
	BCP	13.50	16.59
	Ungraded	1.61	0.74
	Hard Bone	0.22	0.00
	YG1	10.05	5.52
	YG2	41.36	36.87
	YG3	41.07	49.12
	YG4	6.98	8.02
	YG5	0.53	0.48
	Light Weight	0.33	0.21
	Heavy Weight	2.59	2.12
Average Grid Premiums/Discounts ($/Head)
	QualityGrade	$19.04	$31.93
	Yield Benefit	$12.10	$18.05
	Yield Grade	-$2.51	-$3.73
	Out Weight	-$3.83	-$3.09
	Steer/Heifer	$1.49	$1.92
	ASV	$12.80	$31.33
	Natural	$1.23	$3.79
	Total Premium	$40.32	$80.20

USPB Non-Conditional Unit Trade Report
	FY 2009	Most Recent	July 2009
#UnitsTraded	16,134	3,600	0
Avg. Price/Unit	$137.98	$140.00	NA

USPB Commits to ASV Premium Through May 29, 2010

U.S. Premium Beef will pay a $35 per head Age and Source Verification (ASV) premium through May 29, 2010. This commitment is dependent upon the Japanese trade remaining open to U.S. beef products and our plants continuing to be approved to export to Japan. However, even if the border opens to product from cattle under 30 months of age, instead of the current 20 months or younger, USPB’s commitment to pay $35 per head will remain on age verified cattle 20 months or younger through May 29. Watch USPB’s UPDATE or call 866-877-2525 for more information on our ASV program.

So, when placing calves this fall, USPB recommends that you continue to enroll calves in USDA approved ASV programs.w

USPB Annual Meeting Set For...                    continued from page 1

Ann Kniebel at 785-349-2821 or the USPB office at 866-877- 2525. Applications are due September 10, 2009.

Members wanting to make hotel reservations to attend the annual meeting should call the Hilton at 816-891-8900 and tell them they are with the “U.S. Premium Beef group”. The USPB rate is $99 plus tax per night.w

Fiscal Year 2010 Delivery Schedules...       continued from page 1

ery schedule is on file at our Kansas City office. USPB has the right to consider and approve any requested Odd Slot Delivery Period changes in order to insure an even flow of cattle to our plants throughout the year.

USPB’s Board of Directors has set the minimum delivery requirement during fiscal year 2010 at 90 percent of the number of Class A units owned by each unitholder. The non-delivery penalty remains at $13 per unit. Non-delivery penalties will be assessed on units not delivered upon below the 90 percent requirement.w